Exhibit 99.1

       ATP Announces Annual Financials and 2006 Record Results


    HOUSTON--(BUSINESS WIRE)--March 2, 2007--ATP Oil & Gas Corporation (NASDAQ:ATPG) today announced annual and fourth quarter 2006 results which includes record revenues, record production, and record reserves.

    2006 results include:

    -- Increased production of 155% to a record 50.9 Bcfe and fourth quarter production of 186% to 15.4 Bcfe;

    -- Reported 636.9 Bcfe of proved reserves (+21%) and 213.8 Bcfe of proved developed reserves (+67%) at year-end;

    -- Replaced 315% of production, exceeding the company's target of 200%;

    -- Realization of record annual and fourth quarter revenue of $419.8 million and $132.9 million, respectively;

    -- Realization of an annual and fourth quarter net loss available to common shareholders of $39.3 million and $37.0 million, respectively;

    -- Commencement of first production at five new projects, including Mississippi Canyon ("MC") 711 in the deepwater Gulf of Mexico and Tors in the U.K. North Sea; and

    -- Completion of three capital financings, the latest of which eliminated the 13.5% and 12.5% dividend rates by redeeming all of the company's preferred shares and reducing the cost of its debt capital approximately 200 basis points.

    Recent and year-to-date highlights include:

    -- Acquisition of Aconcagua and Anduin in the deepwater Gulf of Mexico in January 2007 -- not included in year-end 2006 proved reserves;

    -- Achievement of first production at Garrow on February 21, 2007 -- Tors field currently producing in excess of 50 MMcfe/d net;

    -- Resumed production at Garden Banks 409 ("Ladybug") on February 13, 2007; and

    -- Initiated flow from the third well at MC 711 on March 1, 2007 -- field production to increase above 120 MMcfe/d net in March.

    Results of Operations

    Natural gas and oil production increased 155% to 50.9 Bcfe for 2006. Natural gas and oil production increased 186% to 15.4 Bcfe for the fourth quarter 2006 compared to the fourth quarter 2005. The increase in annual and fourth quarter 2006 production was primarily attributable to achieving first production at Mississippi Canyon 711 and Tors in the first quarter 2006 as well as restoring production in 2006 at certain properties impacted by hurricanes Rita and Katrina in 2005.

    Commodity price realizations increased 11% from $7.36 per Mcfe for 2005 to $8.14 per Mcfe for 2006. The increase was primarily attributable to higher Gulf of Mexico natural gas and crude oil price realizations in the early part of 2006 offset by lower North Sea natural gas price realizations. Commodity price realizations decreased 11% from $9.27 per Mcfe for the fourth quarter 2005 to $8.26 per Mcfe for the fourth quarter 2006. The decrease reflected lower Gulf of Mexico and North Sea natural gas price realizations partially offset by higher crude oil price realizations.

    Natural gas and oil revenues totaled $419.8 million for 2006 and $132.9 million for the fourth quarter 2006, compared to $146.7 million for 2005 and $49.9 million for the fourth quarter 2005. The increase in natural gas and oil revenues reflects increased production volumes and improved crude oil and natural gas price realizations in the Gulf of Mexico offset by lower natural gas price realizations in the North Sea.

    Lease operating expense (LOE) per Mcfe was $1.42 for 2006 and $1.15 for the fourth quarter 2006, compared to $1.19 for 2005 and $1.53 for the fourth quarter 2005. The annual 2006 per Mcfe increase reflects the price spikes experienced for materials and labor in the Gulf of Mexico after the 2005 hurricanes. The fourth quarter 2006 decrease is primarily attributable to higher production volumes.

    General and administrative expense (G&A) totaled $21.5 million for 2006 and $7.0 million for the fourth quarter 2006, compared to $24.3 for 2005 and $11.0 million for the fourth quarter 2005. The decrease in G&A was primarily due to the prior year inclusion of the ATP
Employee Volvo Challenge and other compensation-related costs.

    Depreciation, depletion, and amortization (DD&A) per Mcfe was $3.34 for 2006 and $3.52 for the fourth quarter 2006, compared to $3.22 for 2005 and $2.99 for the fourth quarter 2005. The increase in DD&A per Mcfe primarily reflects continued increases in offshore project costs.

    ATP recorded a net loss available to common shareholders for 2006 of $39.3 million or $1.33 per basic and diluted share, compared to a net loss available to common shareholders for 2005 of $12.6 million or $0.43 per basic and diluted share. ATP recorded a net loss available to common shareholders for the fourth quarter 2006 of $37.0 million or $1.24 per basic and diluted share, compared to net income available to common shareholders for the fourth quarter 2005 of $0.3 million or $0.01 per basic and diluted share.

    Net income available to common shareholders for 2006 was impacted by three non-cash items, including impairment of oil and gas properties of $19.5 million, a loss on abandonment of $9.6 million, and a loss on extinguishment of debt of $28.1 million. Research analysts typically exclude these items from their published estimates. Accordingly, after adjusting for these items, ATP had net income available to common shareholders of $17.9 million or $0.60 and $0.59 per basic and diluted share. A non-GAAP reconciliation is provided near the end of this press release.

    ATP's selected operating statistics and financial information, included within this press release, contain additional information on the company's activities for annual and fourth quarter 2006 as well as comparable periods in 2005.


                                Three Months Ended     Year Ended
                                   December 31,       December 31,
                                --------------------------------------
                                  2006      2005     2006      2005
                                ------------------ -------------------
Selected Operating Statistics

Production
  Natural gas (MMcf)               8,844    4,582    31,224    15,614
  Oil and condensate (MBbls)       1,091      133     3,273       717
  Natural gas equivalents
   (MMcfe)                        15,392    5,377    50,860    19,914
    Gulf of Mexico (GOM, in
     MMcfe)                       11,545    5,034    38,696    18,659
    North Sea (MMcfe)              3,846      343    12,164     1,255


Average Prices (includes effect
 of cash flow hedges)
  Natural gas (per Mcf)         $   8.29  $  9.64  $   7.50  $   7.46
    Natural gas (per Mcf) - GOM     7.90     9.20      7.59      7.31
    Natural gas (per Mcf) - N.
     Sea                            8.80    15.06      7.35      9.17
  Oil and condensate (per Bbl)     49.28    43.03     54.25     41.92
  Natural gas, oil and
   condensate (per Mcfe)            8.26     9.27      8.14      7.36

Other Expenses, per Mcfe
  Lease operating expense (per
   Mcfe)                        $   1.15  $  1.53  $   1.42  $   1.19
    Lease operating expense
     (per Mcfe) - GOM               0.97     1.54      1.42      1.16
    Lease operating expense
     (per Mcfe) - N. Sea            1.69     1.50      1.45      1.60
  Depreciation, depletion and
   amortization (DD&A)              3.52     2.99      3.34      3.22
    DD&A - GOM                      3.35     2.93      3.27      3.17
    DD&A - N. Sea                   4.01     3.80      3.53      3.93

Selected Financial Data
(In Thousands, Except Per Share
 Data)

Oil and gas revenues, including
 settled derivatives (1)        $132,869  $49,864  $414,072  $146,484
Net income (loss)                (20,147)   6,426     6,877    (2,716)
Preferred dividends              (16,885)  (6,102)  (46,225)   (9,858)
Net income (loss) available to
 common shareholders             (37,032)     324   (39,348)  (12,574)

Net income (loss) per common
 share - basic and diluted      $  (1.24) $  0.01  $  (1.33) $  (0.43)
                                ================== ===================

Average number of common shares
 outstanding
  Basic                           29,841   29,301    29,693    29,080
                                ================== ===================
  Diluted                         30,911   30,113    30,402    29,902
                                ================== ===================

-------------------------------
(1) See oil and gas revenue reconciliation on the last page of this press release.

    2006 Gulf of Mexico Acquisitions

    ATP acquired an interest in eight Gulf of Mexico blocks during 2006, five of which came from three private company transactions. The remaining three blocks were acquired at the 2006 Western and Central Gulf of Mexico Lease Sales. Total cash acquisition costs in the Gulf of Mexico in 2006 were $34.4 million.

    Telemark Hub -- ATP acquired a 100% working interest in Mississippi Canyon 941 and 942 and Atwater Valley 63, collectively called the Telemark Hub, in two separate private transactions in the second and third quarters 2006. The Telemark Hub contains proved and probable reserves as well as additional exploratory opportunities. As of December 31, 2006, the company had begun engineering and construction of a floating drilling and production facility for the Telemark Hub which is expected to be installed in mid-2008. ATP serves as operator of each of the blocks.

    Ship Shoal 351 -- ATP increased its working interest from 50% to 100% at Ship Shoal 351. There are no proved reserves associated with this acquisition, although previous drilling has indicated the presence of recoverable hydrocarbons.

    Offshore Lease Sales -- ATP acquired a 100% working interest in Green Canyon 37 at the Central Gulf of Mexico Offshore Lease Sale held March 15, 2006. Green Canyon 37, which is located in 1,800 feet of water, was originally drilled in 1996 and logged both gas and oil pay sands, but was not taken to development during a period of relatively low oil and gas prices. ATP acquired a 100% working interest in Garden Banks 388 and Garden Banks 187 at the Western Gulf of Mexico Lease Sale held August 16, 2006. Previous drilling at Garden Banks 388 encountered logged hydrocarbons. All of these properties are scheduled for development during the next three-year period.

    2007 Gulf of Mexico Acquisitions

    King's Peak/Canyon Express Hub -- On January 8, 2007, ATP expanded its King's Peak/Canyon Express Hub with the acquisition of a 50% working interest in MC 305 ("Aconcagua"), a 17% working interest in MC 348 ("Camden Hills"), and an additional 26% interest in the Canyon Express Pipeline Common System ("Canyon Express"). Both Aconcagua (located in 6,820' of water) and Camden Hills (located in 7,112' of water) along with King's Peak produce through Canyon Express in which ATP now owns a 45% interest as a result of this acquisition.

    Gomez Hub (MC 711/667/668/754/755/800) -- On January 24, 2007, ATP
expanded its Gomez Hub with the acquisition of a 100% working interest in MC 755 ("Anduin") and the potential to earn a 50% working interest in MC 754 ("Anduin West") and a 25% working interest in MC 800
("Gladden").

    2006 North Sea Acquisitions

    Wenlock Hub -- ATP's wholly-owned subsidiary, ATP Oil & Gas (U.K.) Limited, acquired a 100% working interest in Block 49/12b in the Southern Gas Basin of the U.K. North Sea during the fourth quarter 2006. Block 49/12b is a high potential exploratory opportunity offsetting the company's Wenlock development. The exploratory well will be drilled from ATP's Wenlock platform, and if successful, will be immediately completed and placed on production.

    Operations and Development

    During 2006, ATP placed eight wells on production and achieved a 155% increase in production. Since the company's last operations update on January 10, 2007, ATP has placed three wells on production. January and February 2007 production averaged 172 MMcfe/d. ATP's current production is averaging approximately 210 MMcfe/d, and depending upon natural gas prices in the North Sea, ATP projects a first quarter exit rate of 200 to 250 MMcfe/d. One additional well is scheduled to commence production before the end of the first quarter 2007. By mid-2007, ATP intends to upgrade facilities capacity at MC 711 to approximately 200 MMcfe/d net as well as bring to production four additional wells in the Gulf of Mexico and U.K. North Sea.

    Gulf of Mexico Deepwater

    Gomez Hub (MC 711/667/668/754/755/800) -- ATP placed MC 711 on production on March 9, 2006. The property produced 21 Bcfe net through year-end 2006 from two wells located in the southern portion of the MC 711 block. The third well at Gomez, located in the northern portion of the MC 711 block, was completed during the third quarter 2006 and production commenced on March 1, 2007. Production from the third well will be gradually increased until total field production reaches 120 MMcfe/d net, the production capacity prior to upgrading the facilities.

    ATP moved a drilling rig on location immediately following the acquisition of a 100% working interest in MC 755 (Anduin) on January 24, 2007. The drilling rig has encountered the productive reservoir and completion operations are underway. Anduin will be tied back to the ATP Innovator at MC 711 and is scheduled to be placed on production in mid-2007. The ATP Innovator is the company's first floating production system for its Hub concept in the Gulf of Mexico and North Sea. The Hub concept provides ATP a competitive advantage within the area and allows the company to spread the costs of facilities over multiple properties.

    Upon the successful completion of Anduin, ATP will also earn interests in two prospects: a 50% working interest in MC 754 and a 25% working interest in MC 800 (Gladden). Gladden is scheduled to be drilled later this year with MC 754 planned for 2008. As part of the purchase and sale agreement, ATP has agreed to process hydrocarbons from MC 754 and/or MC 800 starting in January 2009.

    The next well planned for the Gomez Hub is the step out MC 667 #1 which will target possible gas-bearing sands at 11,500' true vertical depth and, if commercial, is scheduled to be placed on production in mid-2007.

    Telemark Hub (MC 941/942 and Atwater Valley 63) -- Engineering and construction of a MinDOC system, ATP's second floating production facility, is underway with installation scheduled for mid-2008. The MinDOC hull design was selected over competing technologies because of higher variable load capacity and lower cost. Drilling will commence immediately after platform installation from a 2,000 hp platform rig.

    Ladybug Hub (Garden Banks 409 and 410) -- Ladybug resumed production on February 13, 2007 from a new well drilled to an updip attic location and a previously behind pipe zone of an existing well. The field is currently producing 15 MMcfe/d net from two wells.

    Gulf of Mexico Shelf

    Development -- On the Gulf of Mexico Shelf during 2006, five wells were drilled, all of which were successful. Four of the wells located at West Cameron 663, High Island 74, South Marsh Island 233 and West Cameron 237 were completed and placed on production in 2006. The remaining well at South Timbalier 77 is expected to be placed on production in the first half of 2007.

    South Timbalier ("ST") 77 -- The ST 77 exploratory well discovered commercial hydrocarbons at the 16,000' level. The well has been completed. The company is currently installing a platform and a 2-mile pipeline. First production is expected late first quarter 2007. ATP operates ST 77 with a 78% working interest.

    Ship Shoal ("SS") 351 -- During the first quarter 2007, ATP completed the installation of a platform and commenced drilling the first of at least a two-well program. This property is scheduled for initial production in the second quarter 2007. ATP operates SS 351 with a 100% working interest.

    North Sea

    Tors (Kilmar & Garrow) -- The Garrow G1 well commenced production on February 20, 2007. The Tors field, including the Garrow G1 well and Kilmar K1 and K2 wells, is currently producing in excess of 50 MMcfe/d net. ATP intends to drill up to two more wells at its Tors field, including the third Kilmar well scheduled to spud in mid-2007. ATP operates the Tors field with an 85% working interest.

    Wenlock -- The jacket and deck were installed in 2006. Installation of the 27-kilometer pipeline was completed in the first quarter 2007. The horizontal well is scheduled to spud in March 2007 and will target a 150-meter column of Rotliegend sandstone as well as an exploratory opportunity in an adjacent and upthrown fault block. First production is expected in the second quarter 2007. ATP operates Wenlock with a 100% working interest.

    Capital Resources and Liquidity

    The 2006 acquisitions along with the significant increase in proved reserves and proved developed reserves coupled with additional recoverable hydrocarbons identified by ATP and the increase in production allowed the company to complete three new financings in 2006. During the first quarter 2006, ATP issued $150.0 million of non-convertible perpetual preferred stock, which raised net proceeds of $145.5 million. The security did not have a stated maturity and accrued dividends at a rate of 12.5%. During the second quarter 2006, ATP amended and improved the terms of the company's Senior Secured Credit Facility by expanding it to $525.0 million and reducing the interest rate. Net of transaction costs, this amendment added $167.7 million in additional liquidity.

    In the fourth quarter 2006, ATP redeemed all of its outstanding preferred shares by expanding the company's first lien term loan by $375.0 million, adding a new revolving credit facility of up to $50.0 million and adding a new second lien facility of $175.0 million. Subsequent to the closing, ATP had first lien debt of $898.7 million at a rate of LIBOR plus 3.5% with a maturity of April 14, 2010, an additional undrawn $50.0 million revolving credit facility with a rate of LIBOR plus 3.5% with a maturity of October 14, 2009, and a new second lien tranche of $175.0 million at a rate of LIBOR plus 4.75% with a maturity of October 14, 2010. The collateral package for these facilities is similar to the previous first lien facility. The new financing added $155.5 million in additional liquidity and reduced the overall cost of capital (preferred dividends plus interest) by approximately 200 basis points.

    Cash flow from operating activities was $258.5 million for the year ended December 31, 2006, compared to $43.6 million in cash flow from operating activities for 2005. Cash flow from operating activities prior to changes in assets and liabilities (a non-GAAP measure frequently used by research analysts) was a record $266.3 million for the year ended December 31, 2006, compared to $67.9 million for the same period in 2005. A non-GAAP reconciliation is provided near the end of this press release. ATP had working capital at December 31, 2006 of $77.5 million, an increase of approximately $76.9 million from December 31, 2005. This increase is primarily attributable to fourth quarter 2006 financings discussed in the previous paragraph.

    ATP had $182.6 million in cash and cash equivalents on hand at December 31, 2006, compared to $65.6 million at December 31, 2005. Cash paid for acquisition and development activities for the year 2006 was $577.0 million, compared to $420.5 million in 2005.

    2007 Operational and Financial Objectives

    ATP will continue to pursue acquisitions that meet its criteria as well as devote considerable resources to the company's developments in 2007. In January 2007, ATP acquired additional blocks at its Gomez Hub and King's Peak/Canyon Express Hub. The Gomez Hub addition is expected to add proved undeveloped reserves, an interest in two adjacent blocks and a commitment to process up to a designated amount of production from these two blocks beginning in 2009. The blocks at the King's Peak/Canyon Express Hub included an increase in the company's ownership percentage in the Canyon Express Pipeline System and one producing property, which will add proved reserves. The technical evaluation of these properties is being refined and no reserves from these 2007 acquisitions were included in ATP's year-end 2006 reserve report.

    During 2007, efforts will be spent completing and bringing to production at least two more wells at Gomez and Ship Shoal 351 and an additional well at South Timbalier 77. As noted earlier, the third well at Tors (the Garrow #1) and the two wells at Ladybug began producing during February 2007.

    In addition to these developments, at December 31, 2006, ATP has projects with proved undeveloped reserves that are scheduled for 2007 development and production. The company also has scheduled for drilling or completion properties in which previous drilling into targeted reservoirs indicates the presence of commercially productive quantities of hydrocarbons, although these reservoirs did not meet the SEC definition of proved reserves at the end of 2006. For example, the previously discussed Ship Shoal 351 is a property that ATP believes has commercially productive hydrocarbons that are not included in the company's year-end 2006 reserve report.

    The company has commenced engineering and design activities at its Cheviot property in the U.K. North Sea. Cheviot, ATP's largest property in terms of proved reserves, is a multi-year development with first production targeted in late 2009 or 2010. ATP has also begun engineering, procurement and construction at its Telemark Hub in the Gulf of Mexico. Installation of the floating drilling and production facility is planned for mid-2008 with first anticipated production in late 2008 or early 2009. Other potential developments for 2007 in the Gulf of Mexico and North Sea are currently being evaluated. ATP believes its 2007 production will exceed that of 2006 as a result of the company's recent development programs and projects scheduled for development in 2007.

    ATP's production may command lower realized oil and gas prices in 2007 than in recent years as a result of current strip prices compared to recent years. The company's 2007 contracted hedge prices are currently in excess of many of the 2007 strip prices which should provide a realized price in excess of the strip prices for those volumes covered by hedges, if prices do not increase. ATP's revenues, profitability and cash flows are highly dependent upon many factors, particularly the company's production results and the price of oil and natural gas. To mitigate future price volatility, ATP may hedge additional production.

    4th Quarter 2006 Conference Call

    ATP Chairman and President T. Paul Bulmahn, Senior Vice President Gerald W. Schlief, Chief Operating Officer Leland E. Tate and Chief Financial Officer Albert L. Reese, Jr will host a live conference call on Friday, March 2 at 10:00 am central time to discuss the company's year-end results followed by a Q&A session.

    4th Quarter and Year-end 2006 Conference Call

    Date: Friday, March 2, 2007

    Time: 11:00 am ET; 10:00 am CT; 9:00 am MT and 8:00 am PT

    ATP invites interested persons to listen to the Internet webcast on the company's website, www.atpog.com, linking through the Investor Info page and the Conference Calls link. Phone participants should dial (800) 819-9193. The audio download file in MP3 format will be released within 48 hours of the call. A digital replay of the conference call will be available at 888-203-1112, ID number 4920156, for a period of 24 hours beginning at 1:00 pm CT, and the webcast will be archived for 30 business days at www.atpog.com.

    About ATP Oil & Gas

    ATP Oil & Gas is focused on development and production of natural gas and oil in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

    Forward-looking Statements

    Certain statements included in this news release are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as ATP's ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. More information about the risks and uncertainties relating to ATP's forward-looking statements are found in the company's SEC filings.

                     CONSOLIDATED BALANCE SHEETS
                            (In Thousands)

                                             December 31, December 31,
                                                 2006         2005
                                             ------------ ------------
                   Assets

Current assets:
  Cash and cash equivalents                  $   182,592  $    65,566
  Restricted cash                                 27,497       12,209
  Accounts receivable (net of allowances of
   $409 and $367)                                105,030       83,571
  Deferred tax asset                               1,113            -
  Derivative asset                                 1,170            -
  Other current assets                             9,931        4,454
                                             ------------ ------------
    Total current assets                         327,333      165,800
                                             ------------ ------------

Oil and gas properties:
  Oil and gas properties (using the
   successful efforts method of accounting)    1,539,352      899,284
  Less: Accumulated depletion, impairment
   and amortization                             (443,707)    (271,863)
                                             ------------ ------------
    Oil and gas properties, net                1,095,645      627,421
                                             ------------ ------------

Furniture and fixtures, net                        1,079        1,175
Deferred tax asset                                     -        4,025
Deferred financing costs, net                     13,272       17,922
Other assets, net                                  9,729        7,420
                                             ------------ ------------
                                                  24,080       30,542
                                             ------------ ------------
    Total assets                             $ 1,447,058  $   823,763
                                             ============ ============

    Liabilities and Shareholders' Equity

Current liabilities:
  Accounts payable and accruals              $   195,846  $   144,675
  Current maturities of long-term debt             8,987        3,500
  Current maturities of long-term capital
   lease                                          23,699        8,679
  Asset retirement obligation                     21,297        7,097
  Derivative liability                                 -        1,282
                                             ------------ ------------
    Total current liabilities                    249,829      165,233

Long-term debt                                 1,062,454      337,489
Long-term capital lease                                -       34,437
Asset retirement obligation                       87,092       60,267
Deferred tax liability                            11,765            -
Other long-term liabilities and deferred
 obligations                                           -        8,826
                                             ------------ ------------
    Total liabilities                          1,411,140      606,252
                                             ------------ ------------

Shareholders' equity:
  Preferred stock: $0.001 par value                    -      184,858
  Common stock: $0.001 par value                      30           29
  Additional paid-in capital                     151,467      149,267
  Accumulated deficit                           (140,681)    (101,333)
  Accumulated other comprehensive income          26,013       (4,693)
  Unearned compensation                                -       (9,706)
  Treasury stock, at cost                           (911)        (911)
                                             ------------ ------------
    Total shareholders' equity                    35,918      217,511
                                             ------------ ------------
    Total liabilities and shareholders'
     equity                                  $ 1,447,058  $   823,763
                                             ============ ============


                    CONSOLIDATED INCOME STATEMENTS
               (In Thousands, Except Per Share Amounts)

                               Three Months Ended      Year Ended
                                  December 31,        December 31,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Oil and gas revenues           $132,869  $ 49,864  $419,821  $146,674
                               --------- --------- --------- ---------

Costs and operating expenses:
  Lease operating                17,646     8,252    72,446    23,629
  Exploration                        63       633     2,231     6,208
  General and administrative      7,022    11,028    21,499    24,274
  Stock-based compensation        2,791        57    11,477        57
  Depreciation, depletion and
   amortization                  54,159    16,076   169,704    64,069
  Impairment of oil and gas
   properties                     7,760         -    19,520         -
  Accretion                       2,603     1,437     8,076     3,238
  (Gain) loss on abandonment      5,748    (1,056)    9,603      (732)
  Gain on disposal of oil &
   gas properties                     -    (2,743)        -    (2,743)
                               --------- --------- --------- ---------
    Total costs and operating
     expenses                    97,792    33,684   314,556   118,000
                               --------- --------- --------- ---------
Income from operations           35,077    16,180   105,265    28,674
                               --------- --------- --------- ---------

Other income (expense):
  Interest income                 1,375     1,058     4,532     4,064
  Interest expense              (19,969)  (11,076)  (58,018)  (35,720)
  Loss on debt extinguishment   (28,115)        -   (28,115)        -
  Other income                        7       417         7       419
                               --------- --------- --------- ---------
    Total other income
     (expense)                  (46,702)   (9,601)  (81,594)  (31,237)
                               --------- --------- --------- ---------

Income (loss) before income
 taxes                          (11,625)    6,579    23,671    (2,563)
Provision for income taxes       (8,522)     (153)  (16,794)     (153)
                               --------- --------- --------- ---------

Net income (loss)              $(20,147) $  6,426  $  6,877  $ (2,716)
                               ========= ========= ========= =========

Preferred dividends             (16,885)   (6,102)  (46,225)   (9,858)
                               --------- --------- --------- ---------

Net income (loss) available to
 common shareholders           $(37,032) $    324  $(39,348) $(12,574)
                               ========= ========= ========= =========

Net income (loss) per common
 share - basic and diluted     $  (1.24) $   0.01  $  (1.33) $  (0.43)
                               ========= ========= ========= =========

Weighted average number of
 common shares:
  Basic                          29,841    29,301    29,693    29,080
                               ========= ========= ========= =========
  Diluted                        29,841    30,113    29,693    29,080
                               ========= ========= ========= =========


                     CONSOLIDATED CASH FLOW DATA
                            (In Thousands)

                                                      Year Ended
                                                     December 31,
                                                 ---------------------
                                                    2006       2005
                                                 ---------- ----------

Cash flows from operating activities:
  Net income (loss)                              $   6,877  $  (2,716)
  Adjustments to operating activities              259,444     70,664
  Changes in assets and liabilities                 (7,807)   (24,360)
                                                 ---------- ----------
Net cash provided by operating activities          258,514     43,588
                                                 ---------- ----------

Cash flows from investing activities:
  Additions to oil and gas properties             (577,012)  (420,516)
  Proceeds from disposition of assets                    -     19,820
  Additions to furniture and fixtures                 (381)      (900)
  Increase in restricted cash                      (13,290)   (12,476)
                                                 ---------- ----------
Net cash used in investing activities             (590,683)  (414,072)
                                                 ---------- ----------

Cash flows from financing activities:
  Proceeds from long-term debt                     728,500    132,113
  Principal payments of long-term debt              (4,435)    (3,175)
  Deferred financing costs                         (24,551)   (10,416)
  Issuance of preferred stock, net of related
   costs                                           145,463    169,437
  Redemption of preferred stock                   (381,083)         -
  Proceeds from capital lease                            -     44,774
  Principal payments of capital lease              (20,869)    (1,658)
  Exercise of stock options                          4,966      4,507
  Other                                                  -        (68)
                                                 ---------- ----------
Net cash provided by financing activities          447,991    335,514
                                                 ---------- ----------

Effect of exchange rate changes on cash              1,204     (2,238)
                                                 ---------- ----------

Net increase (decrease) in cash and cash
 equivalents                                       117,026    (37,208)
Cash and cash equivalents, beginning of period      65,566    102,774
                                                 ---------- ----------

Cash and cash equivalents, end of period         $ 182,592  $  65,566
                                                 ========== ==========


            Hedges, Derivatives and Fixed Price Contracts


                                                2007
                                --------------------------------------
                                      1Q        2Q        3Q        4Q
                                --------------------------------------
Gulf of Mexico
  Fixed Forwards
    Natural Gas
      Volumes (MMMBtu)            2,255     3,175     2,740     3,648
      Price ($/MMBtu)           $  9.81  $   8.17  $   8.24  $   8.40
     Crude Oil
      Volumes (MBbls)               297       346       396       396
      Price ($/Bbl)             $ 69.61  $  70.74  $  70.90  $  70.90
    Equivalents
      Volumes (MMMBtue)           4,037     5,250     5,114     6,022
      Price ($/MMBtue)          $ 10.60  $   9.60  $   9.90  $   9.74

 Puts
   Crude Oil
     Volumes (MBbls)                585        91        92        92
     Floor Price ($/Bbl)        $ 57.88  $  60.00  $  60.00  $  60.00

North Sea
  Fixed Forwards
    Natural Gas
      Volumes (MMMBtu)            2,700       910       920     4,600
      Price ($/MMBtu)           $ 12.47  $   7.88  $   7.88  $   9.15

----------------------------------------------------------------------

                                            2008                2009
                               ------------------------------- -------
                                    1Q      2Q      3Q      4Q      1Q
                               ------------------------------- -------
Gulf of Mexico
  Fixed Forwards
    Natural Gas
      Volumes (MMMBtu)          4,078   2,720   2,740   1,530     900
      Price ($/MMBtu)          $ 8.45  $ 8.09  $ 8.09  $ 8.07  $ 8.05
     Crude Oil
      Volumes (MBbls)             182     182     184     184       -
      Price ($/Bbl)            $73.25  $73.25  $73.25  $73.25  $    -
    Equivalents
      Volumes (MMMBtue)         5,170   3,812   3,844   2,634     900
      Price ($/MMBtue)         $ 9.24  $ 9.27  $ 9.27  $ 9.81  $ 8.05

 Puts
   Crude Oil
     Volumes (MBbls)                -       -       -       -       -
     Floor Price ($/Bbl)       $    -  $    -  $    -  $    -  $    -

North Sea
  Fixed Forwards
    Natural Gas
      Volumes (MMMBtu)          4,550   3,640   3,680   2,300   1,350
      Price ($/MMBtu)          $ 9.46  $ 6.37  $ 6.37  $ 8.95  $ 7.56

----------------------------------------------------------------------

Exchange rate = 1.9643 USD/GBP
The above are hedges, derivatives and fixed price contracts that are currently in effect or have settled prior to such date.
Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.
----------------------------------------------------------------------
Recent North Sea Gas Fixed Forwards:
  February 1, 2007: 15,000 MMBtu/d October 2007 to March 2008 at GBP
   3.86/MMBtu
  February 1, 2007: 10,000 MMBtu/d April 2008 to September 2008 at GBP
   2.90/MMBtu
  February 1, 2007: 10,000 MMBtu/d October 2008 to March 2009 at GBP
   3.85/MMBtu

Recent Gulf of Mexico Gas Fixed Forwards:
  February 14, 2007: 8,000 MMBTU/day November 2007 to March 2008 at
   $9.1875
  February 14, 2007: 210,000 MMBTU/month November 2007 to March 2008 at $9.16
  February 21, 2007: 5,000 MMBTU/day March 2007 to May 2007 at $7.71 February 21, 2007: 150,000 MMBTU/month March 2007 at $7.80
  February 21, 2007: 150,000 MMBTU/month April 2007 at $7.86


                 Cash Flow From Operating Activities
                            (In Thousands)

                                                       Year Ended
                                                      December 31,
                                                   -------------------
                                                     2006      2005
                                                   --------- ---------
Cash flows from operating activities:
  Net income (loss)                                $  6,877  $ (2,716)
  Adjustments to operating activities               259,444    70,664
                                                   --------- ---------
  Cash flows from operating activities before
   changes in assets and liabilities                266,321    67,948
  Changes in assets and liabilities                  (7,807)  (24,360)
                                                   --------- ---------
Net cash provided by operating activities          $258,514  $ 43,588
                                                   ========= =========


    Net Income Before Impairment, Loss on Debt Extinguishment and
                 Abandonment of Oil and Gas Properties
                            (In Thousands)

                                                       Year Ended
                                                      December 31,
                                                   -------------------
                                                     2006      2005
                                                   --------- ---------

Net income (loss) available to common shareholders $(39,349) $(12,574)
Impairment of oil and gas properties                 19,520         -
Loss on debt extinguishment                          28,115         -
(Gain) loss on abandonment                            9,603      (732)
                                                   -------------------
Pro forma net income (loss) available to common
 shareholders before significant non-recurring
 charges                                           $ 17,889  $(13,306)
                                                   ========= =========

Pro forma net income (loss) per common share:
  Basic                                            $   0.60  $  (0.46)
                                                   ========= =========
  Diluted                                          $   0.59  $  (0.46)
                                                   ========= =========

Weighted average number of common shares:
  Basic                                              29,693    29,080
                                                   ========= =========
  Diluted                                            30,402    29,080
                                                   ========= =========


                                Three Months Ended     Year Ended
                                   December 31,       December 31,
                                ------------------ -------------------
                                  2006      2005     2006      2005
                                --------- -------- --------- ---------

Oil and gas revenues, including
 the effects of settled
 derivatives (1)                $127,075  $49,864  $414,072  $146,484
Loss of Production Insurance
 proceeds                          5,639        -     5,639         -
Hedging ineffectiveness and
 other (2)                           155        -       110       190
                                --------- -------- --------- ---------
Oil and gas revenue per income
 statements                     $132,869  $49,864  $419,821  $146,674
                                ========= ======== ========= =========

(1) Oil and gas revenues including the effects of settled derivative activities differ from ATP's reported revenues from oil and gas production because such numbers omit the effects of previously recognized changes in the fair market value of derivatives settled during the period. Set forth above is a table reconciling the presented information with revenues from oil and gas production. The total of oil and gas revenues, including the effects of settled derivative activities, is presented because of its acceptance as an indicator of the company's realized cash flow from its oil and gas production during the period for which it is presented.
(2) Hedging ineffectiveness is the portion of gains (losses) on derivatives that is based on imperfect correlations to benchmark oil and natural gas prices.


    CONTACT: ATP Oil & Gas Corporation
             T. Paul Bulmahn, 713-622-3311
             Chairman and President
             Albert L. Reese Jr., 713-622-3311
             Chief Financial Officer
             www.atpog.com